EXHIBIT 23.1

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-188444 on Form S-3 of our reports dated March 7, 2013, relating to the consolidated financial statements of Rosetta Stone Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rosetta Stone Inc. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA
May 30, 2013